EXHIBIT 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	Chairman, President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:	11:00 a.m. July 23, 2026

United Bancorp, Inc. Reports Increases For 2026 Second Quarter and Six-Month Earnings Performance

MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $0.36 and net income of $2,095,000 for the three months ended June 30, 2026. For the first six months of the current year, UBCP reported diluted earnings per share of $0.69 and net income of $4,006,000.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are happy to report on the increased earnings for the second quarter ended June 30, 2026 and, the overall solid performance achieved by United Bancorp, Inc. (UBCP) for the first six months of 2026. For the quarter, our Company produced net income and diluted earnings per share of $2,095,000 and $0.36, which are respective increases of $180,000, or 9.4%, and $0.03, or 9.1%, over the results achieved for the second quarter of the previous year. In addition, on a linked-quarter basis, our Company’s net income and diluted earnings per share results also respectively increased by $184,000, or 9.6%, and $0.03 or 9.1%. For the first six months of 2026, UBCP produced net income of $4,006,000, an increase of $219,000, or 5.8%, over the previous year and diluted earnings per share of $0.69, which is an increase of $0.04, or 6.2%, year-over-year. We are very pleased that our year-to-date results as of June 30, 2026 are higher than those achieved for the same period of time in 2025 considering that… as we have previously mentioned… our Company is focused on the future and has undertaken several transformative projects that have created additional expense for UBCP and are somewhat dilutive to earnings at present. In addition, even though there has been a tremendous level of uncertainty permeating our economy in recent years… that level of uncertainty has increased in the first half of the current year as geopolitical risks increased, which created disruption in our global economy. Regardless, we are satisfied with our increasing earnings and content with how our investment in our infrastructure and growth is developing in accordance with our visions and projections. We firmly believe that over the course of the next twelve to twenty-four months, we will see a very nice return on these investments in our Company’s infrastructure, which should lead to higher levels of earnings and help ensure the relevancy of UBCP for many years to come.”

Greenwood further remarked, “Many thought that the economic uncertainty with which our country has been dealing for the past several years was finally going to be behind us in 2026. Even though inflation had stagnated at a level a little bit higher than the Federal Open Market Committee (FOMC) of the Federal Reserve Bank liked, it was getting closer to their established target of two percent. In addition, they were mostly satisfied with current employment-related data within our economy. As we entered 2026, forecasts called for solid economic growth as the impact of the tariffs implemented last year was thought to also be behind us and the anticipated increase in tax refund payouts under our new tax policy were anticipated to fuel consumption and growth, driving our Gross Domestic Product (GDP) higher to levels rarely seen. In addition, forecasts for interest rates projected two to three cuts for the fed funds target rate, which would align our country’s monetary policy with a more neutral position. How quickly things can change! With the United States and Israel commencing military action on Iran in late February, the economic uncertainty that we thought was finally behind us heightened to levels even greater than before. Even with all of this concern and uncertainty, our Company was able to achieve growth in its balance sheet for the six-months ended June 30, 2026. Year-over-year, total assets increased by $30.1 million, or 3.6%, to a level of $878.0 million. This increase in total assets is primarily attributed to year-over-year increases in securities by $13.1 million (to a level of $244.3 million) and, bank owned life insurance by $18.5 million (to a level of $38.5 million). Overall, the increase in the level of interest earning assets on our balance sheet in the first six months of this year--- along with our loans outstanding continuing to reprice at higher rates--- helped our Company achieve an increase in the total interest income that it generated by $293,000, or 1.5%, over the level achieved during the same timeframe last year.” Greenwood continued, “Driving the increase in our Company’s total assets as of June 30, 2026 was the growth that we experienced in our total deposits. During the first half of 2026, total deposits grew by $44.0 million, or 6.8%, to a level of $686.9 million. Much of this increase in our total deposits came from growth in our lower-cost funding--- consisting of noninterest bearing demand, interest bearing demand and savings--- with balances increasing by $30.8 million, or 6.8%, to a level of $481.9 million (which is 70.2% of total deposits). In addition, higher-cost time deposits increased by $13.2 million, or 6.9%, to a level of $205.0 million (which is 29.8% of total deposits). Remarkably, even with this increase in the total deposits of our Company, total interest expense as of June 30, 2026 decreased by ($380,000), or (5.1%), and our interest expense to average assets decreased by seventeen basis points (17bps) on a year-over-year basis to a level of 1.62%. This decrease in total interest expense can be attributed to our Company’s aforementioned attraction of lower-cost deposits… along with the continued downward repricing of our core deposits and the maturity of a $20.0 million Federal Home Loan Bank (FHLB) Advance in the first quarter of this year on which we were paying a rate of 4.39%. With the year-over-year increase in total interest income and decrease in total interest expense, UBCP was able to continue the trend of having increasing net interest income and an expanding net interest margin. For the first six months of 2026, net interest income increased by $673,000, or 5.2%, and the net interest margin increased by seventeen basis points (17bps) to a level of 3.82%, both year-over-year. We anticipate the trend of our Company’s net interest income and net interest margin increasing to continue over the remainder of 2026.”

Lastly, Greenwood stated, “Relating to the credit-quality metrics for our Company, our combined delinquency and nonaccrual loan levels have increased somewhat year-over-year from the uncharacteristically and historically low levels that we had maintained for several years… but, they did decline slightly from the levels that we reported at December 31, 2025. At quarter-end, June 30, 2026, our Company’s nonaccrual loans and loans past due thirty-plus days totaled $6.9 million (or, 1.4% of gross loans), which was an increase of $4.7 million year-over-year. On a linked-quarter basis, our level of nonaccrual loans and loans past due thirty-plus days was relatively stable, increasing by $115,000. Regarding these metrics increasing on a year-over-year basis--- we had one commercial loan relationship with an outstanding balance of approximately $4.2 million go from being current last year to being classified as nonaccrual during the first quarter of 2026. This single relationship accounts for an overwhelming majority of the year-over-year increase in our nonaccrual loans. On the flip-side, our loans past due thirty plus days remained relatively steady year-over-year at a level of $531,000 or 0.11% of gross loans. Accordingly, we believe that our overall credit quality is sound and this single relationship is not indicative of an increasing level of credit risk within our loan portfolio.” Greenwood ended by stating, “Further highlighting the overall quality and soundness of our loan portfolio, our Company had net loans charged off (excluding overdrafts) of ($7,000) in the first six months of the current year--- which on an annualized basis is zero percent of average loans--- and is lower than the previous year and in-line with peer. In addition, our Company remains very well capitalized by regulatory standards with regulatory capital (stockholders’ equity plus accumulated other comprehensive loss) of $76.0 million, or 8.7% of average assets, which is an increase of $1.8 million, or 2.5%, year-over-year.”

Scott A. Everson, Chairman, President and CEO stated, “With our committed and long-term focus of growing our balance sheet in a profitable fashion by investing in the infrastructure of our Company, we are very pleased with the financial results that we achieved in the current year as of June 30, 2026. In addition, we are very satisfied with the progress that we are making on the execution of our plan relating to our investment in infrastructural improvements that will help ensure our relevancy for many years to come and help us achieve our vision of becoming a community financial institution with assets of $1.0 billion or greater in the very near term.” Everson continued, “As I have previously mentioned, we opened our newest banking center… a regional hub… in the appealing market of Wheeling, West Virginia, on December 9, 2025. As June 30, 2026, this office has been very well received by this vibrant market and has exceeded our performance expectations during the first six months of operation. A lot of the growth in our depository base can be attributed to this new office. We firmly believe that within five years, this new banking center will be a top performer for United Bancorp, Inc. (UBCP).”

Everson also stated, “Relating to other infrastructural investments that we have undertaken within the past year or two, our Company’s Unified Mortgage Division continues to contribute meaningfully to fee income. As we focus on further scaling this function with the addition of mortgage loan originators--- and, considering the positive operating leverage that presently exists within this developing division--- we strongly believe that Unified Mortgage will continue to produce increasingly positive results and become more lucrative for our Company. Unified Mortgage is definitely becoming a known entity amongst the realtors within the markets that we serve. We also continue to invest in and develop our Treasury Management capabilities that help our small business customers with cash management, merchant services and payments. This function not only generates fee income for United Bancorp, Inc. (UBCP); but, also is a key driver of low or no cost deposits and strengthens relationship depth with our commercial customers. No doubt, both of these areas contributed to the increasing levels of noninterest income that we generated during the first half of this year--- with the latter also contributing to the growth in our low-cost deposits, which helped lead to the increase in deposit totals and decrease in our interest expense level as of June 30, 2026.”

Everson continued, “Over the course of 2025 and into the current year, we have and continue to make a tremendous investment in technology. With our enhanced technological product offering, we now have more customers than ever utilizing our consumer and commercial online and mobile platforms and benefitting from these advanced solutions that we offer… which has and will continue to lead to more relationship building and revenue generating opportunities for UBCP. Importantly, we have begun developing and are soon to implement an AI solution designed to help us better serve customers by answering inquiries more efficiently and effectively… guiding customers to the best financial solutions and supporting a more modern, customer-centric approach to delivery. To further supplement this aforementioned AI solution, we are presently in the process of implementing a system specializing in omnichannel account opening, that will allow our Company to fully digitize the account opening process through online, mobile and in-branch platforms… enabling customers, both business and consumer, to open all deposit accounts and most services in person and virtually. These enhanced systems will be housed in our soon-to-open Unified Center (which is located in St. Clairsville, Ohio) and will help support our Unified Care Center that will also be housed at this facility. The Unified Care Center will centralize the customer service function of our Company with team members that are highly skilled and more capable of providing a complete and satisfying “Unified Experience” to customers from any technology platform… via a live video interface. In addition, the Unified Care Center will have a “sales oriented” function, which is anticipated to lead to additional business for our Company by routing inbound banking inquiries and requests from any banking channel to our Unified Care Center, for “in person” consultations with our skilled team members. By having a centralized customer support function staffed with skilled sales and service professionals who are truly “subject matter experts,” we believe that we will be able to more effectively and efficiently attract, develop and retain customer relationships with more productive on-boarding and cross-selling practices--- which is anticipated to lead to a higher level of customer satisfaction and overall profitability for UBCP. We anticipate that all of these new technology and support functions will be fully implemented by year-end and believe that the Unified Care Center has the potential to develop into a bona-fide “digital bank” for our Company, which will more readily support our growth and profitability objectives in the coming years!”

Everson further stated, “As always, our primary focus is protecting the investment of our shareholders in our Company and rewarding them in a balanced fashion by growing the value of their investment and paying an attractive cash dividend. In these areas, our shareholders have been nicely rewarded. In the second quarter of this year, UBCP paid a regular cash dividend at a level of $0.195, an increase of $0.01, or 5.4%, over the regular cash dividend paid in the second quarter of the previous year. Year-to-date, our Company paid total cash dividends of $0.5625, which includes a special cash dividend of $0.1750 paid in the first quarter. At the second quarter dividend payout level, the forward yield produced by our regular cash dividend is 4.9% and, inclusive of the special dividend, the forward yield is 6.0%, considering our quarter-ending fair market value as of June 30, 2026 of $15.88. On a year-over-year basis, the fair market value of our Company’s stock increased by $1.38 or 9.5%.”

Lastly, Everson concluded, “As you can see, we are currently heavily investing in the infrastructure of our Company to set the stage for future growth and ensure that UBCP remains relevant in the ever-more competitive financial services industry. We firmly believe that within the next twelve to twenty-four months, we will see a solid return on these investments that we have made and are currently implementing to improve our operations and delivery. Obviously, such expenditures do have a dilutive impact on the earnings that we produce in the short-term. But, even with this reality, we are very happy with the present performance of our Company. We are grateful that we have produced increasing earnings and have grown our balance sheet in the first six months of 2026. In the second half of 2026, we anticipate these positive trends will continue. We are truly excited about UBCP’s direction and the potential that it brings. With an ongoing focus on continual process improvement, product development and delivery, we strongly believe that the future for our Company is exceedingly bright.”

As of June 30, 2026, United Bancorp, Inc. has total assets of $878.0 million and total shareholders’ equity of $72.1 million. Through its single bank charter, Unified Bank, the Company currently has nineteen banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Ohio and Marshall Counties in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc. ("UBCP")

	For the Three Months Ended June 30,		%	$
	2026	2025	Change	Change
Earnings
Interest income on loans	$7,503,298	$7,406,005	1.31%	$97,293
Loan fees	371,894	274,561	35.45%	$97,333
Interest income on securities	2,657,049	2,730,779	-2.70%	$(73,730)
Total interest income	10,532,241	10,411,345	1.16%	$120,896
Total interest expense	3,528,416	3,815,466	-7.52%	$(287,050)
Net interest income	7,003,825	6,595,879	6.18%	$407,946
Provision for credit losses - loans	126,000	206,000	-38.83%	$(80,000)
Credit for credit losses - off balance sheet commitments	-	-	N/A	$-
Provision for credit loss expense	126,000	206,000
Net interest income after Provision for credit losses	6,877,825	6,389,879	7.64%	$487,946
Service charges on deposit accounts	846,793	801,652	5.63%	$45,141
Net realized gains on sale of available-for-sale securities	-	-	N/A	$-
Net realized gains on sale of loans	230,799	140,698	64.04%	$90,101
Earnings on bank-owned life insurance	412,598	186,411		$226,187
Other noninterest income	127,464	260,701	-51.11%	$(133,237)
Total noninterest income	1,617,654	1,389,462	16.42%	$228,192
Total noninterest expense	6,434,682	5,842,181	10.14%	$592,501
Earnings before income taxes	2,060,797	1,937,160	6.38%	$123,637
Income tax (benefit) expense	(33,941)	22,647	-249.87%	$(56,588)
Net income	$2,094,738	$1,914,513	9.41%	$180,225

Per share
Earnings per common share - Basic	$0.36	$0.33	9.09%
Earnings per common share - Diluted	0.36	0.33	9.09%
Cash dividends paid	0.1950	0.1850	5.41%

Shares Outstanding
Average - Basic	5,473,340	5,629,558	--------
Average - Diluted	5,473,340	5,629,558	--------

	For the Six Months Ended June 30,		%
	2026	2025	Change
Earnings
Interest income on loans	$14,773,049	$14,510,480	1.81%	$262,569
Loan fees	626,856	497,283	26.06%	$129,573
Interest income on securities	5,146,953	5,245,769	-1.88%	$(98,816)
Total interest income	20,546,858	20,253,532	1.45%	$293,326
Total interest expense	7,031,850	7,411,470	-5.12%	$(379,620)
Net interest income	13,515,008	12,842,062	5.24%	$672,946
Provision for credit losses - loans	156,000	302,000	-48.34%	$(146,000)
Credit for credit losses - off balance sheet commitments	-	-	N/A
Provision for credit loss expense	156,000	302,000	-48.34%	$(146,000)
Net interest income after provision for credit losses	13,359,008	12,540,062	6.53%	$818,946
Service charges on deposit accounts	1,638,981	1,534,303	6.82%	$104,678
Net realized gain (loss) on sale of available-for-sale securities	-	143,625	N/A	$(143,625)
Net realized gain on sale of loans	328,999	225,085	46.17%	$103,914
Earnings on bank-owned life insurance	837,730	379,530	120.73%	$458,200
Other noninterest income	236,757	388,331	-39.03%	$(151,574)
Total noninterest income	3,042,467	2,670,874	13.91%	$371,593
Total noninterest expense	12,589,925	11,428,257	10.16%	$1,161,668
Earnings before income taxes	3,811,550	3,782,679	0.76%	$28,871
Income tax (benefit) expense	(194,005)	(3,706)	5134.89%	$(190,299)
Net income	$4,005,555	$3,786,385	5.79%	$219,170

Per share
Earnings per common share - Basic	$0.69	$0.65	6.15%
Earnings per common share - Diluted	0.69	0.65	6.15%
Cash dividends paid	0.5625	0.5425	3.69%
Annualized yield based on quarter end close (excluding special dividend)	4.89%	5.09%	-0.20%

Shares Outstanding
Average - Basic	5,489,495	5,565,391	--------
Average - Diluted	5,489,495	5,565,391	--------
Common stock, shares issued	6,253,141	6,188,141	--------
Shares held as Treasury	308,497	236,863	--------

At quarter end
Total assets	$877,971,896	$847,884,370	3.55%	$30,087,526
Total assets (average)	869,676,000	829,327,000	4.87%	$40,349,000
Other real estate and repossessions ("OREO")	2,261,348	3,275,530	-30.96%	$(1,014,182)
Gross loans	495,733,596	500,747,168	-1.00%	$(5,013,572)
Allowance for credit losses	4,355,770	4,156,314	4.80%	$199,456
Net loans	491,377,826	496,590,854	-1.05%	$(5,213,028)
Non-accrual loans	6,407,146	1,797,604	256.43%	$4,609,542
Loans past due 30+ days (excludes non accrual loans)	530,598	445,206	19.18%	$85,392
Net loans charged-off	6,709	121,978	-94.50%	$(115,269)
Net overdrafts charged-off	54,831	49,966	9.74%	$4,865
Net charge-offs	61,540	171,944	-64.21%	$(110,404)
Average loans	502,047,000	496,195,000	1.18%	$5,852,000
Cash and due from Federal Reserve Bank	45,984,034	49,686,199	-7.45%	$(3,702,165)
Average cash and due from Federal Reserve Bank	35,305,000	36,085,000	-2.16%	$(780,000)
Securities and other restricted stock	244,331,978	231,281,988	5.64%	$13,049,990
Average securities and other restricted stock	243,184,000	235,680,000	3.18%	$7,504,000
Bank owned life insurance	38,545,040	20,053,683	92.21%	$18,491,357
Total deposits	686,944,826	642,944,191	6.84%	$44,000,635
Non interest bearing demand	158,493,045	148,476,554	6.75%	$10,016,491
Interest bearing demand	192,687,391	178,984,193	7.66%	$13,703,198
Savings	130,763,637	123,688,804	5.72%	$7,074,833
Time < $250,000	156,759,544	148,475,372	5.58%	$8,284,172
Time > $250,000	48,241,209	43,319,268	11.36%	$4,921,941
Average total deposits	668,544,000	625,746,000	6.84%	$42,798,000
Advances from the Federal Home Loan Bank	55,000,000	75,000,000	-26.67%	$(20,000,000)
Overnight advances	-	-	N/A	$-
Term advances	55,000,000	75,000,000	N/A	$(20,000,000)
Subordinated debt (net of unamortized issuance costs)	23,938,907	23,878,031	0.25%	$60,876
Securities sold under agreements to repurchase	29,387,763	35,600,399	-17.45%	$(6,212,636)
Stockholders' equity	72,088,030	59,657,076	20.84%	$12,430,954
Goodwill and intangible assets (impact on Stockholders' equity)	682,493	729,793	-6.48%	$(47,300)
Tangible stockholders' equity	71,405,537	58,927,283	21.18%	$12,478,254
Accumulated other comprehensive loss (AOCI) impact on Stockholders' equity	(3,909,481)	(14,496,096)	-73.03%	$10,586,615
Stockholders' equity (average)	70,782,000	59,626,000	18.71%	$11,156,000

Stock data
Market value - last close (end of period)	$15.88	$14.50	9.52%
Dividend payout ratio (excludes special dividends paid)	56.16%	56.54%	-0.38%
Price earnings ratio	11.51	x	11.15	x	2.00%
Book value per share	$12.13	$10.02	21.06%
Tangible book value per share	$12.01	$9.89	21.44%
Market price to book value	130.92%	144.71%	-13.80%
Market price to tangible book value	132.22%	146.61%	-14.40%
Key performance ratios
Return on average assets (ROA)	0.92%	0.91%	0.01%
Return on average equity (ROE)	11.32%	12.70%	-1.38%
Net interest margin (federal tax equivalent))	3.82%	3.65%	0.17%
Interest expense to average assets	1.62%	1.79%	-0.17%
Total allowance for credit losses to nonaccrual loans	67.98%	231.21%	-163.23%
Total allowance for credit losses to total loans	0.88%	0.83%	0.05%
Total past due and nonaccrual loans to gross loans	1.40%	0.45%	0.95%
Nonperforming assets to total assets	0.99%	0.60%	0.39%
Net charge-offs to average loans	0.02%	0.07%	-0.05%
Equity to assets at period end	8.21%	7.04%	1.17%